Exhibit 2.2

REAL ESTATE PURCHASE AGREEMENT
by and between,
Evitts Resort, LLC, a
Maryland limited liability company,
and
VICI Properties L.P.,
as Propco Buyer

Dated: As of August 24, 2022

EXHIBITS
Exhibit A    -    Real Property
Exhibit B    -    Ground Lease Consent Requirements

REAL ESTATE PURCHASE AGREEMENT
THIS REAL ESTATE PURCHASE AGREEMENT (this “Agreement”) made as of August 24, 2022, by and between Evitts Resort, LLC, a Maryland limited liability company (the “Company”), and VICI Properties L.P., a Delaware limited partnership (“Propco Buyer”). Capitalized terms used herein without definition shall have the meaning ascribed thereto in the Opco MIPA (as defined below).
RECITALS
WHEREAS:
A.    The Company is engaged in the business of operating a casino and resort property and related amenities located in Flintstone, Maryland, more commonly known as the Rocky Gap Casino Resort;
B.    The Company is the owner of the leasehold estate in the Real Property pursuant to that certain Amended and Restated Ground Lease, dated as of July 3, 2012, by and between the State of Maryland to the use of the Department of Natural Resources, as landlord (“Landlord”), and the Company, as tenant (as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof and the terms of the Opco MIPA, the “Ground Lease”; the Ground Lease, together with all other right, title and interest of the Company in and to the Real Property, collectively, the “Property”) and more particularly described in Exhibit A attached hereto;
C.    Lakes Maryland Development, LLC, a Minnesota limited liability company (“Parent”) directly owns of record and beneficially all of the issued and outstanding equity interests of the Company;
D.    The Company, on and subject to the terms and conditions set forth in this Agreement, desires to sell, assign and convey, and Propco Buyer desires to purchase and acquire, all of the Company’s right, title and interest in and to the Property (the “Real Estate Purchase”); and
E.    Concurrently with the execution and delivery of this Agreement, Parent, the Company, Propco Buyer, Century Casinos, Inc., a Delaware corporation (the “Opco Buyer”), and solely for purposes of Section 9.17, Golden Entertainment, Inc. (“Golden”), are entering into that certain Equity Purchase Agreement (as amended, supplemented or otherwise modified from time to time, the “Opco MIPA”), pursuant to which, among other things, concurrently with the consummation of the Real Estate Purchase, Parent will sell, assign, transfer and convey to the Opco Buyer, and the Opco Buyer shall purchase from Parent, the Purchased Interests, subject to the terms and conditions set forth in the Opco MIPA (the “Opco Sale”).
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Definitions. References to a “Section”, “Schedule”, “Exhibit” or “Recitals” are, unless otherwise specified, to a Section, Schedule, Exhibit or Recital in or to this Agreement. In addition, the following terms shall have the meanings set forth below:
“Agreement” has the meaning set forth in the initial paragraph hereof.
“Assignment and Assumption of Ground Lease” has the meaning set forth in Section 4(a)(i).
“Board of Public Works” means the Maryland Board of Public Works.
“Company” has the meaning set forth in the initial paragraph hereof.
“Ground Lease Consent” has the meaning set forth in Section 7(a)(iii).
“Escrow Agent” shall mean Lisa Zicchinella of Chicago Title Insurance Company (telephone: 212-880-1257, email lisa.zicchinella@ctt.com).
“Landlord” has the meaning set forth in the Recitals.
“Opco Buyer” has the meaning set forth in the Recitals.
“Opco Lease” means the sublease between Propco Buyer, as sublandlord, and Opco Buyer, as subtenant, to be entered into in connection with the Opco Closing, pursuant to which Propco Buyer will sublease the Property to Opco Buyer.
“Opco MIPA” has the meaning set forth in the Recitals.
“Opco Sale” has the meaning set forth in the Recitals.
“Permitted Encumbrances” has the meaning set forth in the Opco MIPA.
“Propco Buyer” has the meaning set forth in the initial paragraph hereof.
“Propco Buyer Deliverable” has the meaning set forth in Section 4(b).
“Propco Purchase Price” has the meaning set forth in Section 5(a).
“Real Estate Closing” has the meaning set forth in Section 4.
“Real Estate Purchase” has the meaning set forth in the Recitals.
“Parent” has the meaning set forth in the Recitals.
“Company Deliverable” has the meaning set forth in Section 4(a).
“Title Company” has the meaning set forth in the Opco MIPA.

“Title Policy” has the meaning set forth in the Opco MIPA.
2.Transfer of the Property. Upon the terms, and subject to the conditions, set forth herein, at the Real Estate Closing, the Company shall sell and convey to Propco Buyer the Property, subject only to the Permitted Encumbrances.
(a)    AS-IS; WHERE-IS. THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS” “WITH ALL FAULT” BASIS AS OF THE DATE HEREOF, SUBJECT TO REASONABLE WEAR AND TEAR AND THE OTHER PROVISIONS OF THE OPCO MIPA AND THIS AGREEMENT. EXCEPT AS SPECIFICALLY SET FORTH IN THE OPCO MIPA, THIS AGREEMENT OR ANY CLOSING DOCUMENT DELIVERED PURSUANT THERETO OR HERETO, PARENT AND THE COMPANY HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTER WHATSOEVER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE OPCO MIPA OR THIS AGREEMENT, NEITHER PARENT NOR THE COMPANY HAS ANY OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PROPERTY, REPLACE ANY OF THE PROPERTY OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PROPERTY.
(b)    PROPCO BUYER IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY, AND PROPCO BUYER HAS HAD ADEQUATE OPPORTUNITY OR WILL HAVE ADEQUATE OPPORTUNITY PRIOR TO CLOSING TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS RELATING TO THE ACQUISITION OF THE PROPERTY HEREUNDER IT DEEMS NECESSARY, AND, IF IT CHOOSES TO DO SO, SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE OPCO MIPA, THIS AGREEMENT OR ANY CLOSING DOCUMENT DELIVERED PURSUANT THERETO OR HERETO, WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY PROPCO BUYER’S TITLE INSURANCE POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY PARENT OR THE COMPANY.
(c)    IF THE CLOSING IS CONSUMMATED, PROPCO BUYER HEREBY RELEASES AS OF THE CLOSING, THE COMPANY AND THE SELLER RELATED PARTIES FROM ALL CLAIMS THAT PROPCO BUYER OR ANY PARTY CLAIMING BY, THROUGH OR UNDER PROPCO BUYER HAS OR MAY HAVE AS OF CLOSING ARISING FROM OR RELATED TO THE PROPERTY, INCLUDING THE GROUND LEASE, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION AND ANY ENVIRONMENTAL CONDITIONS, ZONING, LAND USE AND OTHER REGULATORY LAWS, STATUTES, CODES, ORDINANCES, RULES

OR REGULATIONS, AND ANY OTHER DEFECTS OR OTHER MATTERS CONCERNING THE PROPERTY, WHETHER OR NOT DISCOVERED BY PROPCO BUYER, AND PROPCO BUYER SHALL NOT LOOK TO ANY PARENT OR COMPANY RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF, BUT IN ALL EVENTS EXCLUDING (I) ANY REPRESENTATIONS, WARRANTIES AND/OR OBLIGATIONS OF PARENT AND/OR THE COMPANY UNDER THE OPCO MIPA OR THIS AGREEMENT THAT EXPRESSLY SURVIVE THE CLOSING OR THE REAL ESTATE CLOSING OR ANY CLOSING DOCUMENT DELIVERED PURSUANT THERETO OR HERETO AND (II) THE FRAUDULENT ACTIONS OF PARENT AND/OR THE COMPANY. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION.
/s/ DK
INITIALS OF PROPCO BUYER
3.Conduct of the Company Prior to Closing. Notwithstanding anything to the contrary contained in the Opco MIPA, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 9 below, Company shall not:
(a)sell, pledge, lease, sublease, license, transfer, dispose of, grant, encumber or otherwise authorize or market for sale, pledge, lease, sublease, license, transfer, disposition, grant or encumber the Property or any portion thereof, except for (A) sales or other dispositions of inventory and equipment in the Ordinary Course of Business, and (B) Permitted Encumbrances or Encumbrances that will be released at or prior to the Real Estate Closing;
(b)amend, modify, extend or terminate any of the Lease Documents or other agreement for the use and occupancy of the Real Property or any interests therein, other than the Permitted Encumbrances; and/or
(c)fail to perform in all material respects all of its obligations under the Lease Documents.
4.Real Estate Closing. Unless this Agreement is earlier terminated pursuant to Section 9, upon satisfaction or waiver of the conditions set forth in Section 7 (other than those conditions to be satisfied or waived on or after the Closing Date), the closing of the Real Estate Purchase (the “Real Estate Closing”) shall take place on the Closing Date concurrently with the closing under the Opco MIPA (the “Opco Closing”).
(a)Company Deliverables. At least one (1) Business Day prior to the Closing Date, the Company shall deliver to Escrow Agent (except as otherwise provided herein), all of the following (each, a “Company Deliverable”, and, collectively, the “Company Deliverables”):

(i)an assignment and assumption agreement in form and substance agreed by the Company and Propco Buyer (both parties acting reasonably), duly executed by the Company, assigning all of the Company’s right, title and interest in the Ground Lease to Propco Buyer (the “Assignment and Assumption of Ground Lease”);
(ii)intentionally omitted;
(iii)a properly completed IRS Form W-9 for the Company (or, if applicable, its regarded owner);
(iv)control of all keys, codes, combinations, and/or passwords to the building entrances, garage, mailbox and any other locked or secured areas, rooms, entrances, exits, facilities or containers at, on or in the Real Property, to the extent in the possession of Parent or the Company (which may be delivered to Propco Buyer directly);
(v)the originals (to the extent in the Company’s possession or control) or, if originals are unavailable, to the extent in the Company’s possession or control, copies of plans and specifications for the improvements, permits, licenses and other agreements and approvals relating to the maintenance and operation of the Real Property (which may be delivered to Propco Buyer directly);
(vi)evidence from the Company reasonably satisfactory to the Title Company and Propco Buyer regarding due organization and the due authorization of the Transactions, to the extent required by the Title Company;
(vii)a title affidavit in the form attached as Exhibit C to the Opco MIPA and such other customary affidavits in form and substance approved by the Company in its reasonable discretion as the Title Company may reasonably require in order to issue the Title Policy, including such affidavits as the Title Company may reasonably require to issue a non-imputation endorsement;
(viii)if applicable, duly completed and executed (and acknowledged if required by Law) real estate transfer forms (including any transfer tax forms, if applicable); and
(ix)all other documents, affidavits or instruments reasonably necessary or appropriate to consummate the transactions contemplated hereby.
(b)Propco Buyer Deliverables. At the Real Estate Closing, Propco Buyer shall deliver to the Company, all of the following (each, a “Propco Buyer Deliverables”, and, collectively, the “Propco Buyer Deliverables”):
(i)the Propco Purchase Price;
(ii)a counterpart to the Assignment and Assumption of Ground Lease, duly executed by Propco Buyer;
(iii)intentionally omitted;

(iv)if applicable, duly completed and executed (and acknowledged if required by Law) real estate transfer forms (including any transfer tax forms, if applicable); and
(v)all other documents or instruments reasonably necessary or appropriate to consummate the transactions contemplated hereby.
5.Propco Purchase Price.
(a)Propco Purchase Price. The aggregate purchase price payable by Propco Buyer for the Property shall be an amount equal to TWO HUNDRED THREE MILLION NINE HUNDRED TWENTY FIVE THOUSAND AND NO/100 DOLLARS ($203,925,000.00) (the “Propco Purchase Price”).
(b)Payment Due at Closing. At the Real Estate Closing, Propco Buyer shall deliver to Escrow Agent the Propco Purchase Price by wire transfer of immediately available federal funds pursuant to Escrow Agent’s written instructions.
(c)Transfer Taxes. Section 5.7(a) of the Opco MIPA shall apply to Parent, the Company and Propco Buyer hereunder mutatis mutandis.
6.Real Estate Closing. Subject to the terms and conditions of this Agreement, the Real Estate Closing shall be held in the manner and at the time set forth in Section 1.3 of the Opco MIPA.
7.Conditions to Closing.
(a)Conditions to Obligations of Both Parties. The obligation of each party to effect the Real Estate Closing is conditioned upon the satisfaction on or prior to the Real Estate Closing (or waiver by the Company and/or Propco Buyer (as applicable), to the extent permitted by applicable Law) of each of the following:
(i)the conditions set forth in Section 6.1 of the Opco MIPA shall have been satisfied or otherwise waived by Propco Buyer and/or Parent (as applicable) and the Opco Buyer in writing (which waiver Propco Buyer may give or withhold in its sole discretion); it being understood and agreed (x) that the conditions set forth in Section 6.1 of the Opco MIPA are conditions to each of the Company’s and Propco Buyer’s respective obligations to consummate the Real Estate Closing as if repeated in this Section 7(a) and (y) no waiver of any condition in Section 6.1 of the Opco MIPA by any party to the Opco MIPA shall be deemed to be a waiver of this Section 7(a);
(ii)the Opco MIPA shall not have been terminated and the Opco MIPA shall close concurrently herewith; and
(iii)(x) Landlord shall have delivered a written consent to the transactions contemplated hereby and by the Opco MIPA in form reasonably acceptable to Propco Buyer that unconditionally consents to the execution and delivery of the Assignment and Assumption of Ground Lease by the Company and Propco Buyer, the execution and delivery of the Opco Lease by Propco Buyer and Opco Buyer, and the other transactions contemplated hereby and by the Opco MIPA and (y) the Board of Public Works shall have approved the Assignment and Assumption of the Ground Lease by the Company and Propco Buyer and the execution and delivery of the Opco Lease by Opco Buyer and Propco Buyer (without any conditions other than such conditions that are individually and in the aggregate de minimis to each of Propco Buyer and Opco Buyer) by stamping the word “Approved” or circling the word “Approved” on the meeting agenda that includes reference to the above consents or other written evidence reasonably acceptable to Propco Buyer and Opco Buyer (clauses (x) and (y) collectively, the “Ground Lease Consent”). The Ground Lease Consent shall acknowledge and permit (and either the Ground Lease Consent itself, or a separate amendment instrument to the Ground Lease, shall provide for modifications to the Ground Lease as reasonably requested by Propco Buyer in connection with) the implementation of the opco-propco structure as contemplated by the Opco Lease and, without limitation, shall include delivery of a “clean” estoppel certificate and shall provide for the items set forth on Exhibit B annexed hereto. For purposes hereof, a “clean” estoppel certificate shall mean an estoppel certificate making the statements required by Landlord pursuant to Section 14.16 of the Ground Lease without reservation or qualification and which shall in any case not reflect any defaults and/or material inconsistencies with Parent’s or the Company’s representations and warranties set forth herein or in the Opco MIPA, or the copy of the Ground Lease received by Propco Buyer from Parent and/or the Company on or prior to the date hereof.
(b)    Additional Conditions to Obligations of Propco Buyer. Propco Buyer’s obligations under this Agreement to consummate the Real Estate Closing are further subject to the satisfaction (or waiver by Propco Buyer, to the extent permitted by applicable Law) of the following conditions on or prior to the Closing Date:
(i)Opco MIPA. The conditions set forth in Section 6.2 of the Opco MIPA shall have been satisfied or otherwise waived by Propco Buyer and the Opco Buyer in writing (which waiver Propco Buyer may give or withhold in its sole discretion); it being understood and agreed that (x) the conditions set forth in Section 6.2 of the Opco MIPA are conditions to Propco Buyer’s obligation to consummate the Real Estate Closing as if repeated in this Section 7(b) and (y) no waiver of any condition in Section 6.2 of the Opco MIPA by any party to the Opco MIPA shall be deemed a waiver of this Section 7(b).
(ii)Title. The Title Company shall be irrevocably committed to issue to Propco Buyer (or its designee) the Title Policy upon payment of the premium therefor.
(iii)Ground Lease. The Ground Lease shall be in full force and effect and there shall be no defaults, or events which, with notice, the passage of time or both, would constitute a default, thereunder.
(iv)Performance of Agreement. The Company shall have performed, in all material respects, all of its respective covenants, agreements and obligations required by this Agreement and the Parent shall have performed in all material respects, all of its respective covenants, agreements and obligations required by the Opco MIPA to be performed or complied with by the Company or Parent, as applicable, prior to or at the Real Estate Closing.

(v)Company Deliverables. Propco Buyer shall have received each of the Company Deliverables to be delivered to Propco Buyer pursuant to Section 4(a) hereof and each of the documents to be delivered by Parent to Propco Buyer pursuant to Section 1.4(e) of the Opco MIPA.
Propco Buyer may waive any of the conditions set forth in this Section 7(b) or elsewhere in this Agreement which are for the benefit of Propco Buyer.
(c)    Additional Conditions to Obligations of Company. Company’s obligations under this Agreement to consummate the Real Estate Closing are further subject to the satisfaction (or waiver by the Company, to the extent permitted by applicable Law) of the following conditions on or prior to the Closing Date:
(i)Opco MIPA. The conditions set forth in Section 6.3 of the Opco MIPA shall have been satisfied or otherwise waived by Parent in writing; it being understood and agreed that (x) the conditions set forth in Section 6.3 of the Opco MIPA are conditions to the Company’s obligation to consummate the Real Estate Closing as if repeated in this Section 7(c) and (y) if any condition in Section 6.3 of the Opco MIPA is waived by Parent under the Opco MIPA, such condition shall also be deemed a waiver under this Section 7(c).
(ii)Performance of Agreement. Propco Buyer shall have performed, in all material respects, all of its covenants, agreements and obligations required by this Agreement and those required by the Opco MIPA to be performed or complied with by it prior to or at the Real Estate Closing.
(iii)Officer Certificate. The Company shall have received a certificate, dated the Closing Date and signed by a duly appointed officer of Propco Buyer on behalf of Propco Buyer, confirming that each of the conditions set forth in Section 6.3(a)(ii) and Section 6.3(b)(ii) of the Opco MIPA have been satisfied.
(iv)Propco Buyer Deliverables. The Company shall have received each of the Propco Buyer Deliverables to be delivered by Propco Buyer pursuant to Section 4 hereof.
The Company may waive any of the conditions set forth in this Section 6(c) or elsewhere in this Agreement which are for the benefit of the Company.
(d)    Frustration of Closing Conditions. Neither Propco Buyer nor the Company may rely on any failure to any condition set forth in this Section 7 to be satisfied if such failure was primarily due to the failure of such relying party to perform any of its obligations under this Agreement or the Opco MIPA.
(e)    Closings Contingent. Notwithstanding anything to the contrary set forth in this Agreement, in the event the Opco Sale is not consummated concurrently with the Real Estate Closing, then the Real Estate Closing (if the same has occurred) shall be, and shall be deemed to be, null and void and of no further force or effect.

8.Casualty and Condemnation. Section 5.18 of the Opco MIPA shall apply to the Company and Propco Buyer hereunder mutatis mutandis.
9.Termination.
(a)Termination. This Agreement shall automatically terminate if the Opco MIPA is terminated pursuant to its terms.
(b)Effects of Termination. Section 7.3(a) of the Opco MIPA shall apply to the Company and Propco Buyer hereunder mutatis mutandis.
(c)Fees and Expenses. Except as otherwise expressly provided in this Agreement or in the Opco MIPA, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (i) by the Company shall be paid by Parent and (ii) by Propco Buyer shall be paid by Propco Buyer, in each case whether or not the Real Estate Closing is consummated.
(d)Remedies Upon Termination. The Parties shall be entitled to the remedies provided for in the Opco MIPA and/or this Agreement, without duplication, as and solely to the extent provided in the Opco MIPA and/or this Agreement and subject to the limitations set forth therein and herein.
10.Miscellaneous.
(a)Third-Party Beneficiaries. Section 9.10 of the Opco MIPA shall apply to the Company and Propco Buyer hereunder mutatis mutandis.
(b)Exhibits and Schedules. All Exhibits and Schedules annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
(c)Assignment. Except as otherwise provided in Section 5.16(g) of the Opco MIPA, without the prior written consent of all of the parties hereto, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise, except that Propco Buyer may assign all or a portion of its rights (but not its obligations, and for the avoidance of doubt, no such assignment shall relieve Propco Buyer of any of its obligations hereunder) under this Agreement to one or more of its wholly owned Subsidiaries, provided, further, that, notwithstanding anything to the contrary contained in this Agreement. Any attempted assignment in violation of this Section 10(c) shall be void.
(d)Successors and Assigns. The respective rights and obligations of the Company and Propco Buyer herein contained shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
(e)Entire Agreement. This Agreement, the Opco MIPA and all documents and instruments referred to herein and therein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof; provided that, subject to Section 5.3(a) of the Opco MIPA, the Confidentiality Agreements shall remain in full force and effect. Each party hereto hereby agrees that, except for the representations and warranties contained in this Agreement, the Opco MIPA, the certificates and other agreements delivered in accordance with this Agreement and the Opco MIPA and the respective Disclosure Schedules, neither the Company, on the one hand, nor Propco Buyer, on the other, makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective Representatives or other Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective Representatives of any documentation or other information with respect to any one or more of the foregoing.
(f)Amendment. This Agreement may not be amended other than by an instrument in writing signed on behalf of the parties hereto.
(g)Extension; Waiver. At any time prior to the Closing, Propco Buyer, on the one hand, and the Company, on the other hand, may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant herein and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right or remedy hereunder shall impair such right or remedy or be construed as a waiver of, or acquiescence in, any breach hereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or any other right.
(h)Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or PDF file (portable document format file) shall be effective as delivery of a manually executed counterpart of this Agreement.
(i)Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(j)Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. Subject to the provisions of Section 10(l) hereof, Section 9.2 of the Opco MIPA shall apply to the Company and Propco Buyer hereunder mutatis mutandis.
(k)Construction. The parties acknowledge that they were represented by counsel in connection with the negotiation and drafting of this Agreement and that neither this Agreement nor any of the terms and provisions hereof shall be subject to the principle of construing its or their meaning against the party which drafted the same. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.
(l)Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
(m)Specific Performance. Section 9.3 of the Opco MIPA shall apply to Propco Buyer and the Company hereunder mutatis mutandis; provided that, solely to the extent necessary to enforce obligations hereunder related to the transfer of the Property, Propco Buyer may pursue an action for specific performance in the state courts of the State of Maryland located in Allegany County and the federal courts of the United States of America located in Baltimore, Maryland.
(n)Notices. Section 9.4 of the Opco MIPA shall apply to the Company and Propco Buyer hereunder mutatis mutandis.
(o)Non-Recourse; Release. Sections 8.10 and 8.11 of the Opco MIPA shall apply to the Company and Propco Buyer hereunder mutatis mutandis.
(p)Binding Effect. This Agreement shall not become a binding obligation upon the Company or Propco Buyer unless and until the same has been fully executed by, and delivered to, each party hereto.
(q)Interpretation. Section 9.5 of the Opco MIPA shall apply to the Company and Propco Buyer hereunder mutatis mutandis.
(r)REIT Protection. The Parties to this Agreement intend that this Agreement shall be interpreted in a manner that is consistent with the continued qualification of VICI Properties Inc. (“VICI REIT”) as a real estate investment trust under the Code (a “REIT”). Notwithstanding anything to the contrary set forth in this Agreement, VICI REIT shall not be required to take any action or refrain from taking any action that would, in either case, reasonably be expected to cause VICI REIT to fail to qualify as a REIT; provided, that in such case, the Parties to this Agreement will cooperate in good faith to identify and implement an alternative that preserves the terms of this Agreement to the greatest extent possible and that would not reasonably be expected to cause VICI REIT to fail to qualify as a REIT; provided, further, that VICI acknowledges, that as of the date hereof, it is not aware of any provision of this Agreement that would reasonably be expected to cause VICI REIT to fail to qualify as a REIT.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal as of the day first written above.
COMPANY:

EVITTS RESORT, LLC,
a Maryland limited liability company
By:    /s/ Charles H. Protell (Seal)
Name:    Charles Protell
Title:    President and Chief Financial Officer

[Signature Page to Real Estate Purchase Agreement]

PROPCO BUYER:

VICI PROPERTIES L.P.,
a Delaware limited partnership

By:    /s/ David A. Kieske (Seal)
Name:    David A. Kieske
Title:    Treasurer

[Signature Page to Real Estate Purchase Agreement]